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ENGAGEMENT LETTER

PRIVATE AND CONFIDENTIAL

Mr. David Dorheim, CEO
Mr. Paul Abramowitz
NEAH Power Systems, Inc
22122 20th Ave SE, Suite 161
Bothell, Washington 98021

Dear Mr. Dorheim:

This Engagement Letter (the” Agreement”) will confirm the terms upon which NEAH Power Systems, Inc. its subsidiaries and affiliates (collectively hereafter “The Company” or the “Company”) has engaged Burt Martin Arnold Securities, Inc. (“BMA Securities”) on a non-exclusive best efforts basis, to provide investment banking services specifically with respect to the Company's $2 million Private Placement Offering (the “Transaction” or “Offering”) which consists of the issuance of 4 million shares of the Company's common stock at $0.50 per share.

Section 1.

Non-exclusive, best efforts Nature of Agreement

BMA Securities’ rendering of the services described below shall be on a non-exclusive basis except for the list of names of potential parties to a Transaction that we will furnish to the Company from time to time.  The Company acknowledges and agrees that BMA Securities shall have no obligation to invest or provide any financing itself, nor have any liability in connection with any failure to obtain any financing from potential third parties, nor with any failure to introduce potential parties to a Transaction.

Section 2.

Term of Agreement

The term of this Agreement shall be 60 days from the execution date below.

Section 3.

Specific Services To Be Rendered

BMA Securities will advise the Company with regard to only the following specific financial advisory and investment banking services (the “Services”):

a)

At the Company’s request, BMA Securities will familiarize itself with the business, operations, properties, financial condition and prospects of the Company to the extent it deems appropriate and reasonable to advise the Company specifically with respect to the Services;

b)

At the Company’s request, BMA Securities will assist the Company in the preparation and implementation of a marketing plan and in the preparation of a memorandum describing the Company and its business operations for distribution to potential parties to a Transaction.

c)

At the Company’s request, BMA Securities will assist the Company in identifying and evaluating candidates for a potential Transaction with the Company;

d)

At the Company’s request, BMA Securities will provide advice in raising money via a Regulation D or other private offering (also a “Transaction”), including compiling due diligence and a review of the company’s corporate documents and capital structure;

e)

At the Company’s request, BMA Securities will provide introductions to broker-dealers, securities attorneys, auditors, and other professionals that may be of assistance to the Company in effecting any of the Services;

f)

At the Company’s request, BMA Securities will assist the company in negotiations with the agents introduced by us to the company; and

g)

At the Company’s request, BMA Securities will assist in arranging for and obtaining bridge financing (also a “Transaction”).

The Company will furnish BMA Securities with such information as BMA Securities reasonably requests in connection with the performance of the Services (all such information so furnished is referred to herein as the “Information”).  The Company understands and agrees that BMA Securities, in performing the Services hereunder, will use and rely upon the Information as well as publicly available information regarding the Company and any potential partners and that BMA Securities does not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to it, concerning the Company or any potential partner, including, without limitation, any financial information, forecasts or projections, considered by BMA Securities in connection with the rendering of its services.

Accordingly, BMA Securities shall be entitled to assume and rely upon the accuracy and completeness of all such information and is not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of the Company or any potential partner.

With respect to any financial forecasts and projections made available to BMA Securities by the Company or any potential partners and used by BMA Securities in its analysis, BMA Securities shall be entitled to assume that such forecasts and projections have been reasonably prepared using the best currently available estimates and judgments of the management of the Company or any potential partner, as the case may be.

Section 4.

Fee Breakdown

The Company shall pay BMA Securities for its services hereunder:

a)

An Equity financing fee, payable in cash upon the closing of the arrangement of Private Equity, equal to eight percent (8.0%) of the total proceeds raised by the Company in the arrangement of such Private Equity; provided that such Equity financing fee shall not exceed $160,000;

b)

As additional compensation for our services, the Company will upon consummation of the Offering, issue to BMA Securities a warrant to purchase a number of shares of common stock equal to ten percent (10%) of the number of all shares sold in the Offering at an exercise price per share equal to the greater of 60 cents or 120% of the per share price of the Company’s common stock sold in the Offering.  Notwithstanding the foregoing, the aggregate maximum number of shares issuable upon exercise of the warrant shall not exceed 400,000 shares of common stock.  The Warrant will be immediately exercisable and will contain the same registration rights with respect to the Stock underlying the warrant (or any securities into which the stock may be converted or for which it may be exchanged) as are granted to investors in the Offering.  The warrant will be exchangeable (so that shares of Stock would be issued upon surrender of the warrant, without tender of any cash, on a net exercise basis), have a term of 3 years from the date of issuance and shall have such other terms and conditions as shall be mutually agreed upon.

Section 5.

Expenses

In addition to any fees that may be payable to BMA Securities pursuant to this Agreement, the Company hereby agrees, from time to time upon request, to reimburse BMA Securities for all reasonable travel and other out-of-pocket expenses incurred in connection with any actual or proposed Transaction arising out of BMA Securities’ engagement hereunder.  Any fees and/or disbursements individually or in the aggregate in excess of $500.00 must be approved in advance by the written consent of the Company.

Section 6.

Scope of Responsibility

Neither BMA Securities nor any of its affiliates (nor any of their respective control persons, directors, officers, employees or agents) shall be liable to the Company or to any other person claiming through the Company for any claim, loss, damage, liability, cost or expense suffered by the Company or any such other person arising out of or related to BMA Securities’ engagement hereunder except for a claim, loss or expense that arises primarily out of or is based primarily upon any action or failure to act by BMA Securities, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of BMA Securities.

Section 7.

Indemnity and Contribution

The Company agrees to indemnify and hold harmless BMA Securities and its affiliates (and their respective control persons, directors, officers, employees and agents) to the full extent allowed by law against any and all claims, losses, damages, liabilities, costs and expenses as incurred (including all reasonable fees and disbursements and all reasonable travel and other out-of-pocket expenses incurred in connection with investigation of, preparation for and defense of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not in connection with pending or threatened litigation in which BMA Securities or any other indemnified person is a party) arising out of or related to any actual or proposed Transaction or BMA Securities’ engagement hereunder; provided, however, there shall be excluded from such indemnification any such claims, losses, damages, liabilities, costs or expenses that arise primarily out of or are based primarily upon any action or failure to act by BMA Securities, other than an action or failure to act undertaken at the request or with the consent of the Company, that is found in a final judicial determination (or a settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on the part of BMA Securities.

In the event that the foregoing indemnity is unavailable or insufficient to hold BMA Securities and other indemnified parties harmless, then the Company shall contribute to amounts paid or payable by BMA Securities and other indemnified parties in respect of such claims, losses, damages, liabilities, costs and expenses in such proportion as appropriately reflects the relative benefits received by, and, if applicable law does not permit allocation solely on the basis of benefits, relative fault of, the Company and BMA Securities in connection with them matters as to which such claims, losses, damages, liabilities, costs and expenses relate and other equitable considerations, subject to the limitation that in any event BMA Securities’ aggregate contributions in respect of such claims, losses, damages, liabilities, costs and expenses will not exceed the amount of fees and expenses actually received by BMA Securities pursuant to this Agreement up to that time.  For purposes hereof, relative benefits to the Company and BMA Securities shall be deemed to be in the same proportion that the total value received or contemplated to be received by the Company and/or its security holders in connection with any transaction bears to the fees paid to BMA Securities pursuant to this Agreement.

The Company will not, without the prior written consent of BMA Securities, settle any litigation relating to BMA Securities’ engagement hereunder unless such settlement includes an express, complete and unconditional release of BMA Securities and its affiliates (and their respective control persons, directors, officers, employees and agents) with respect to all claims asserted in such litigation or relating to BMA Securities’ engagement hereunder; such release to be set forth in an instrument signed by all parties to such settlement.

Section 8.

Termination of Engagement

The initial term of this Agreement shall be for 60 days, and shall thereafter terminate unless extended by mutual agreement of the parties.  The provisions of this Agreement shall survive any such termination including, but not limited to, the Fees that shall have been earned herein; provided that, in the event that BMA Securities shall have introduced the Company to any potential investor prior to termination of this Agreement, BMA Securities shall be entitled to its compensation set forth in Section 4 above in the event and to the extent that such investor shall purchase shares in the Offering contemplated hereby following termination of this Agreement.  Notwithstanding the foregoing and for the avoidance of doubt, BMA Securities shall NOT be entitled to any compensation tin the event that an investor introduced by BMA Securities shall purchase securities from the Company in any other offering of Company securities or financing that is not related to and included in the Offering of 4,000,000 shares of Company common stock contemplated by this Agreement.

Section 9.

Governing Law:  Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.  Any right to trial by jury with respect to any claim, action, suite or proceeding arising out of this Agreement or any of the matters contemplated hereby is waived.

Section 10.

Reliance on Others

The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

Section 11.

Publicity

In the event of consummation of any publicly-disclosed transaction, BMA Securities shall have the right to disclose its participation in such transaction, including, without limitation, the placement of “tombstone” advertisements (if applicable) in financial and other newspapers and journals.

Section 12.

No Rights in Shareholders, etc.

The Company recognizes that BMA Securities has been engaged only by the Company, and that the Company’s engagement of BMA Securities is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of the Company or any other person not a party hereto as against BMA Securities or any of its affiliates or any of their respective directors, officers, agents, employees or representatives.  Unless otherwise expressly agreed, no one other than the Company is authorized to rely upon the Company’s engagement of BMA Securities or any statements, advice, opinions or conduct by BMA Securities.  Without limiting the foregoing, any opinions or advice rendered to the Company’s Board of Directors or management in the course of the Company’s engagement of BMA Securities are for the purpose of assisting the Board or management, as the case may be, in evaluating BMA Securities’ advice or assistance, and do not constitute a recommendation to any shareholder of the Company concerning action that such shareholder might or should take in connection with such advice or assistance.  BMA Securities’ role herein is that of an independent contractor; nothing herein is intended to create or shall be construed as creating a fiduciary relationship between the Company and BMA Securities.

Section 13.

Miscellaneous

In order to better coordinate the activities of BMA Securities contemplated by this Agreement, both the Company (including management or other officers and directors of the Company) and BMA Securities will promptly inform the other of inquiries of third parties that it receives concurring any of the Services provided by BMA Securities.  Nothing in this Agreement is intended to obligate or commit BMA Securities or any of its affiliates to provide any services other than as set out above.  This Agreement may be executed in two or more counterparts, all of which together shall be considered a single instrument.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral) of the parties hereto with respect to the subject matter hereto.  The provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the Company.  BMA may not assign its obligations or rights pursuant to this Agreement without the prior written consent of the Company.

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement shall become effective as of the execution date hereof.  This agreement has been authorized and approved by the Company’s board of directors.

BURT MARTIN ARNOLD SECURITIES, INC.

By:
                    Burt M. Arnold, President

608 Silver Spur Road, Suite 100
Rolling Hills Estates, CA 90274

AGREED TO:

NEAH POWER SYSTEMS, INC.

By:

Title:  Executive Vice President

Date:  March 21, 2006

            Paul Abramowitz

22122 20th Ave SE, Suite 161
Bothell, Washington 98021